Second Step Conversion and Offering March 2010 Issuer Free Writing Prospectus Dated March 22, 2010 Filed Pursuant to Rule 433 Registration Statement No. 333-163790

Offering Summary
Stifel, Nicolaus & Company, Incorporated Bookrunner:
D.A. Davidson & Co. Co-Manager:
Early April 2010 Expected Close / Pricing:
$250,000 / $500,000 Maximum Purchase Limitations:
(Individual / Group)
$33.8 million - $45.7 million Pro Forma Market Value:
Yet to be announced Subscription & Community Results:
$20.4 million -
$27.6 million(2)
Gross Proceeds:
2,040,000 –
2,760,000(2)
Shares Offered:
$10.00 Price Per Share:
Nasdaq
Global Market / “EBMT”(1)
Listing / Ticker:
Eagle Bancorp Montana, Inc. Issuer:
(1) For the first twenty trading days, shares will trade under the symbol “EBMTD”
(2) Based on the range from the minimum to the maximum of the independent valuation appraisal

Forward-Looking Statements
This presentation contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,”
“plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
statements of our goals, intentions and expectations;
statements regarding our business plans, prospects, growth and operating strategies;
statements regarding the asset quality of our loan and investment portfolios; and
estimates of our risks and future costs and benefits.
These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-
looking statements:
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
general economic conditions, either nationally or in our market areas, that are worse than expected;
competition among depository and other financial institutions;
inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
adverse changes in the securities markets;
our ability to enter new markets successfully and capitalize on growth opportunities;
our ability to successfully integrate acquired entities, if any;
changes in consumer spending, borrowing and savings habits;
changes in our organization, compensation and benefit plans;
our ability to continue to increase and manage our commercial and residential real estate, multi-family, and commercial and industrial loans;
possible impairments of securities held by us, including those issued by government entities and government sponsored enterprises;
the level of future deposit premium assessments;
the impact of the current recession on our loan portfolio (including cash flow and collateral values), investment portfolio, customers and capital market activities;
the impact of the current governmental effort to restructure the U.S. financial and regulatory system;
changes in the financial performance and/or condition of our borrowers; and
the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Securities and Exchange
Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.
Please see “Risk Factors” beginning on page 14 of the prospectus.

This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Eagle Bancorp Montana, Inc.  The offer is made only by the prospectus, as supplemented.
Please refer to the prospectus dated February 16, 2010.
The shares of common stock of Eagle Bancorp Montana, Inc. are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Eagle Bancorp Montana, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866.699.6332.

Summary Mechanics of a Second Step Conversion
Eagle Financial MHC
(own 60.4% of common stock)
Public Stockholders
(own 39.6% of common stock)
Eagle Bancorp
American Federal
Savings Bank
Current Structure
Public Stockholders
(own 100% of common stock)
Eagle Bancorp
Montana, Inc.
American Federal
Savings Bank
Structure Following the
Conversion and Offering

Rationale for the Conversion and Offering
To support continued organic growth in the
communities that we serve
To bolster our capital position
To pursue potential acquisition opportunities
To create more liquidity in our common stock

Investment Highlights
Opportunity to invest in a profitable, growing franchise that has been a long-time operator in a stable market area
Consistently strong asset quality profile
Experienced management team with a demonstrated ability to
generate shareholder value
Attractive footprint in stable, growing communities
•
Unemployment rate lower than national average
•
Stable employment sectors
•
Favorable growth trends in key markets
Attractive dividend yield
•
Our quarterly cash dividend upon completion of the offering and reorganization will provide a 2.8% yield at the midpoint

Corporate Overview

Corporate Overview
American Federal Savings Bank is a federally-chartered savings bank headquartered in Helena, Montana
We currently conduct business through seven branches located in Lewis and Clark, Silver Bow, Gallatin and Broadwater counties in Montana
•
Branches in Helena, Butte, Bozeman and Townsend, Montana
Core lines of business include:
•
Retail lending
•
Commercial lending
•
Deposit products and services
•
Mortgage servicing
Eagle Bancorp had assets of $306.1 million, net loans of $171.3 million, deposits of $202.2 million and shareholders’ equity of
$30.3 million as of December 31, 2009

Helena
AMERICAN FEDERAL
Townsend
Butte
Bozeman
MONTANA

Branch Map

Corporate & Main Office
1400 Prospect Avenue
Helena, MT 59601
Branch Offices
Helena Downtown
28 Neill Avenue
Helena Skyway
2090 Cromwell Dixon Lane
Townsend
416 Broadway Street
Bozeman
606 North Seventh Avenue
1455 West Oak Street
Butte
3401 Harrison Avenue

Bank failure information available since October 1, 2000 per the FDIC
Market Area Overview
Headquartered in Helena, Montana’s capital
Healthy economic climate
•
6.8% unemployment rate in Montana versus 9.7% for the nation
•
There have been no bank failures in the state of Montana in recent years
Stable employment sectors
•
State and Federal government
•
Medical / healthcare services
•
Financial and professional services
•
Trade center activities
Favorable growth characteristics in some of our markets
•
Projected population growth in Helena and Bozeman MSAs expected to exceed projected growth rates of both the state of Montana and the United States

55%
25%
20%
Helena
Butte-Silver Bow
Bozeman
Source:  SNL Financial, FDIC
Unemployment data as of January 2010,  seasonally adjusted
Deposit Composition
by MSA as of
December 31, 2009

Business Strategy

Continue to diversify our loan portfolio into commercial real estate
Attract and retain lower-cost core deposits
Expand our franchise through selective acquisitions and branch additions
Maintain high asset quality levels
Continue to operate as a community-oriented financial
institution

Experienced Board & Management

Name Age
Positions Held in
Eagle Bancorp
Director
Since
Don O. Campbell 76 Vice Chairman 1994
Lynn E. Dickey 63 Director 2005
Larry A. Dreyer 64 Chairman 1990
Rick F. Hays 57 Director 2007
Peter J. Johnson 52 Director 2007
James A. Maierle 62 Director 1997
Thomas J. McCarvel 60 Director 1998
Board of Directors
Years at
Executive Management Age Title Eagle
Peter J. Johnson 52 President and Chief Executive Officer
28
Clinton J. Morrison 39 SVP and Chief Financial Officer
8
Michael C. Mundt 55 SVP and Chief Lending Officer
21
Robert M. Evans 61 SVP and Chief Information Officer
24
Rachel R. Amdahl 41 SVP/Operations
22

Financial Highlights

Balance Sheet Growth

Consistent balance sheet growth over the past several years
$206,414
$226,178
$244,686
$279,907
$289,709
$306,108
$174,342
$172,497
$179,647
$178,851
$187,199
$202,223
$0
$50,000
$100,000
$150,000
$200,000
$250,000
$300,000
$350,000
6/30/2005 6/30/2006 6/30/2007 6/30/2008 6/30/2009 12/31/2009
Assets Deposits
Dollars in thousands

Loan Composition

Recent emphasis on higher-yielding commercial products
•
This initiative has been a key component in driving our margin expansion over the past several years
•
Margin expanded from 3.06% for the year ended June 30, 2007 to 3.55% for the six months ended December 31, 2009
Loan Portfolio Composition – 12/31/2009 Loan Portfolio Composition Over Time
53%
54%
52%
51%
47%
45%
19%
19%
20%
21%
26%
28%
10%
20%
30%
40%
50%
60%
6/30/05 6/30/06 6/30/07 6/30/08 6/30/09 12/31/09
1-4 Family Commercial
Commercial RE &
Land, 23%
Home Equity,
17%
Commercial
Business, 5%
Consumer, 6%
1-4 Family, 45%
RE Construction,
5%
Commercial loans comprised of  Commercial RE & Land and Commercial Business loans

Deposit Composition

Deposit Composition – 12/31/2009
Attractive funding base with checking, savings and NOW accounts representing approximately 42% of total deposits
•
For the quarter ended December 31, 2009 the combined average cost of deposits was 1.18%
NOW & Int.
Bearing
Checking, 19%
Money Market,
13%
Certificates of
Deposit, 46%
Noninterest
Checking, 9%
Statement
Savings, 14%

Disciplined Credit Culture

Non-Performing Assets / Total Assets
0.24%
0.20%
0.09%
0.01%
0.43%
0.75%
0.40%
0.30%
0.49%
0.58%
1.11%
1.46%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
6/30/2005 6/30/2006 6/30/2007 6/30/2008 6/30/2009 12/31/2009
EBMT High Performance Peer Median
Credit Quality Trends
December 31,
2005 2006 2007 2008 2009 2009
NPLs / Net Loans 0.47% 0.33% 0.13% 0.02% 0.75% 1.25%
NPAs / Assets 0.24% 0.20% 0.09% 0.01% 0.43% 0.75%
Allowance / Net Loans 0.54% 0.38% 0.33% 0.18% 0.31% 0.41%
Charge-Offs / Average Loans, net -0.05% -0.02% -0.01% -0.03% -0.02% 0.08%
At June 30,
High performance peer group includes institutions located in the West (excluding California) and Mid-West with assets between $200 million and $1.0 billion and NPAs/assets less than 2.0%
Information for December 31, 2009 represents data for the 6 months ended December 31, 2009, annualized where appropriate
Source:  SNL Financial, where data was available

Consistent Profitability

ROAA ROAE
Net Interest Margin Efficiency Ratio
EBMT High Performance Peer Median
Source:  SNL Financial, where data was available
Represents data for the 6 months ended December 31, 2009, annualized where appropriate
0.75%
0.84%
1.00%
0.96%
0.91%
0.72%
0.83%
0.94%
0.83%
0.86%
0.84%
0.77%
0.70%
0.75%
0.80%
0.85%
0.90%
0.95%
1.00%
1.05%
6/30/05 6/30/06 6/30/07 6/30/08 6/30/09 12/31/09
10.13%
9.78%
8.74%
7.40%
8.94%
7.41%
7.48%
8.25%
9.62%
7.88%
9.09%
7.24%
6.00%
7.00%
8.00%
9.00%
10.00%
11.00%
6/30/05 6/30/06 6/30/07 6/30/08 6/30/09 12/31/09
3.84%
3.92%
3.41%
3.55%
3.15%
3.51%
3.06%
3.52%
3.77%
3.70%
3.66%
3.95%
2.75%
3.00%
3.25%
3.50%
3.75%
4.00%
4.25%
6/30/05 6/30/06 6/30/07 6/30/08 6/30/09 12/31/09
68.1%
72.8%
57.2%
71.8%
72.4%
73.9%
71.5%
68.4%
67.3%
66.7%
66.4%
67.4%
50.00%
60.00%
70.00%
80.00%
90.00%
6/30/05 6/30/06 6/30/07 6/30/08 6/30/09 12/31/09

Stock Performance and Per Share Information

Relative Change
4/5/2000
4/5/2001
4/5/2002
4/5/2003
4/5/2004
4/5/2005
4/5/2006
4/5/2007
4/5/2008
4/5/2009

Stock Price Performance Since IPO

Since our IPO in 2000, we have outperformed both the Nasdaq
Bank Index as well as the S&P 500
•
Investors who purchased shares of common stock at $8.00 in our IPO have enjoyed a 343% price appreciation in the stock price as well as received $7.00 per share in dividends
Source:  SNL Financial as of March 18, 2010
0.00
1.00
2.00
3.00
4.00
5.00
6.00
EBMT NASDAQ Bank S&P 500

Strong Track Record of Generating Shareholder Value

Tangible Book Value Per Share
Earnings & Dividends Per Share
$16.37
$17.96
$19.42
$19.82
$20.17
$20.65
$22.21
$23.82
$25.85
$28.18
$10.00
$14.00
$18.00
$22.00
$26.00
$30.00
06/30/01 06/30/02 06/30/03 06/30/04 06/30/05 06/30/06 06/30/07 06/30/08 06/30/09 12/31/09
$1.03
$1.65
$1.57
$1.74
$1.45
$1.48 $1.47
$1.74
$1.96
$1.14
$0.52
$1.02
$0.96
$0.88
$0.80
$0.72
$0.64
$0.52
$0.40
$0.28
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
06/30/01 06/30/02 06/30/03 06/30/04 06/30/05 06/30/06 06/30/07 06/30/08 06/30/09 6 Mos.
Ended
12/31/09
Earnings Per Share Dividends Per Share

Use of Proceeds and Capital Management

To support organic growth in the communities and markets we
serve
To consider, as opportunities arise, acquisitions of other banking institutions in contiguous markets
•
Montana currently has over 50 banking institutions with assets less than
$200 million
To consider repurchasing shares of our outstanding common
stock
To maintain a strong balance sheet and capital position
We intend to use the proceeds received in the offering for the following:
Source:  SNL Financial

Offering Information

Pro Forma Overview

2,040,000 2,400,000 2,760,000 3,174,000
Shares Shares Shares Shares
Gross Proceeds of Stock Offering $20,400 $24,000 $27,600 $31,740
Market Value of Shares Issued in the Exchange $13,401 $15,766 $18,131 $20,851
Pro Forma Market Capitalization $33,801 $39,766 $45,731 $52,591
Estimated Net Proceeds $18,754 $22,198 $25,643 $29,604
Pro Forma Net Income $812 $807 $800 $795
Pro Forma Net Income Per Share $0.26 $0.22 $0.19 $0.17
Pro Forma Stockholders' Equity $46,743 $49,755 $52,768 $56,232
Less: Intangible Assets 0 0 0 0
Pro Forma Tangible Stockholders' Equity $46,743 $49,755 $52,768 $56,232
Pro Forma Stockholders' Equity Per Share $13.83 $12.51 $11.54 $10.69
Pro Forma Tangible Stockholders' Equity Per Share $13.83 $12.51 $11.54 $10.69
Offering Price to Pro Forma Net Income Per Share 10.0x 11.9x 13.9x 15.6x
Offering Price / Pro Forma Stockholders' Equity Per Share 72.31% 79.93% 86.66% 93.55%
Offering Price / Pro Forma Tangible Stockholders' Equity Per Share 72.31% 79.93% 86.66% 93.55%
Pro Forma Tangible Equity / Tangible Assets 14.75% 15.55% 16.34% 17.22%
Exchange Ratio 3.1458 3.7009 4.2560 4.8944
Equivalent Per Share Current Market Price
(1)
$31.45 $37.00 $42.56 $48.94
At or for the Three Months Ended September 30, 2009
Based Upon the Sale at $10.00 Per Share of
(Dollars in Thousands, except per share amounts)
(1) Represents the value of shares of Eagle Montana common stock received in the conversion by a holder of one share of Eagle Bancorp at the exchange ratio, assuming the market price of $10.00 per share.

Attractive Relative Valuation

The following information is based on the independent appraisal by Feldman Financial Advisors, Inc.
Source:  SNL Financial as of March 18, 2010
Price/
Core Book Tangible Book
Earnings Value Value
Minimum 9.8x 72.31% 72.31%
Midpoint 11.6x 79.94% 79.94%
Maximum 13.5x 86.66% 86.66%
Maximum, as Adjusted 15.6x 93.55% 93.55%
Feldman Financial Peer Average 25.6x 89.51% 91.61%
Peer Group Peer Median 16.0x 93.22% 93.72%
High Performance Peer Average 16.0x 89.46% 106.79%
Peer Group Peer Median 11.3x 99.85% 102.87%